Exhibit 99.1

Contact:	Mark H. Collin
Phone: 603-773-6612
Fax: 603-773-6605
Email: collin@unitil.com

Unitil Reports Second Quarter Earnings

Hampton, NH – July 24, 2008: Unitil Corporation (AMEX: UTL) (www.unitil.com) today announced net income of $1.6 million for the second quarter of 2008, compared to net income of $1.7 million for the second quarter of 2007. Earnings per common share (EPS) were $0.28 for the three months ended June 30, 2008 compared with $0.30 in the second quarter of 2007. Earnings for the second quarter of 2008 reflect higher gas utility sales margins and lower interest expense offset by higher operating expenses and depreciation in the quarter. For the six months ended June 30, EPS were $0.85 for 2008 compared to $0.76 for 2007, an increase of $0.09 per share, or 12%.

The following table presents the significant items (discussed below) contributing to the change in earnings per share in the three and six month periods ended June 30, 2008:

2008 Earnings Per Share vs. 2007

	Period Ended June 30,
	QTD	YTD
2007	$0.30	$0.76
Electric Sales Margin	—	(0.04)
Gas Sales Margin	0.02	0.12
Usource™ Sales Margin	(0.01)	—
Operation & Maintenance Expense	(0.02)	0.17
Depreciation, Amortization & Other	(0.02)	(0.12)
Interest Expense, Net	0.01	(0.04)

2008	$0.28	$0.85

Electric sales margin was flat in the three month period ended June 30, 2008 compared to the same period in 2007. For the six month period ended June 30, 2008, electric sales margin decreased $0.4 million compared to the same period in 2007. The decrease in electric sales margin primarily reflects lower sales volumes, partially offset by higher electric base rates, implemented in March of 2008. Total electric kilowatt (kWh) sales decreased 3.1% and 2.2% in the three and six month periods ended June 30, 2008, respectively compared to the same periods in 2007, driven by lower average usage per customer reflecting a slowing economy and energy conservation.

Natural gas sales margin increased $0.2 million and $1.1 million in the three and six months ended June 30, 2008, respectively, compared to the same periods in 2007 primarily reflecting higher gas base rates, implemented in November of 2007, partially offset by lower sales volumes. Natural gas sales in the three and six month periods ended June 30, 2008 decreased 4.6% and 2.2%, respectively, compared to the same periods in 2007. The decrease in gas sales in 2008 reflects a milder winter heating season this year and lower average usage per customer.

Selected Financial Data for 2008 is presented in the following table:

(Unaudited)

Unitil Corporation – Condensed Financial Data

(Millions, except Per Share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	Change	2008	2007	Change
Electric kWh Sales:
Residential	147.5	152.0	(3.0%)	329.9	335.9	(1.8%)
Commercial/Industrial	254.0	262.5	(3.2%)	515.1	528.2	(2.5%)

Total	401.5	414.5	(3.1%)	845.0	864.1	(2.2%)

Gas Therm Sales:
Residential	2.1	2.3	(8.7%)	6.9	7.2	(4.2%)
Commercial/Industrial	4.1	4.2	(2.4%)	10.9	11.0	(0.9%)

Total	6.2	6.5	(4.6%)	17.8	18.2	(2.2%)

Electric Revenues	$52.0	$51.7	$0.3	$108.6	$114.4	$(5.8)
Purchased Electricity	37.6	37.3	0.3	81.1	86.5	(5.4)

Electric Sales Margin	14.4	14.4	—	27.5	27.9	(0.4)

Gas Revenues	6.6	6.4	0.2	20.9	20.6	0.3
Purchased Gas	4.0	4.0	—	13.0	13.8	(0.8)

Gas Sales Margin	2.6	2.4	0.2	7.9	6.8	1.1

Usource Sales Margin	0.8	0.9	(0.1)	1.8	1.8	—

Total Sales Margin:	17.8	17.7	0.1	37.2	36.5	0.7

Operation & Maintenance Expenses	7.0	6.8	0.2	11.7	13.3	(1.6)

Depreciation, Amortization & Other	6.9	6.8	0.1	15.7	14.4	1.3
Interest Expense, Net	2.3	2.4	(0.1)	4.9	4.5	0.4

Net Income:	$1.6	$1.7	$(0.1)	$4.9	$4.3	$0.6

Earnings Per Share	$0.28	$0.30	$(0.02)	$0.85	$0.76	$0.09

Total O&M expenses increased $0.2 million for the three month period ended June 30, 2008 compared to the same period in 2007. The increase in the three month period reflects higher salary and benefit costs of $0.4 million and higher bad debt expense of $0.1 million partially offset by lower utility operating costs of $0.1 million and lower professional fees and all other expenses of $0.2 million. For the six month period ended June 30, 2008, O&M expenses decreased $1.6 million compared to the same period in 2007, including a reduction of $2.8 million from the proceeds of an insurance settlement and lower other utility operating costs of $0.3 million, partially offset by increases in salary and benefit costs of $1.1 million, higher bad debt expenses of $0.2 million and all other expenses, net of $0.2 million.

Depreciation, Amortization, Taxes & Other expenses increased $0.1 million and $1.3 million in the three and six month periods ended June 30, 2008 compared to the same periods in 2007, primarily reflecting the amortization, in the first quarter of 2008, of $0.7 million of natural gas inventory carrying costs deferred under a previous regulatory ruling and higher depreciation on normal utility plant additions.

Interest Expense, Net decreased $0.1 million for the three month period ended June 30, 2008 compared to the same period in 2007. The decrease in the three month period reflects lower short term borrowings. For the six month period ended June 30, 2008, Interest Expense, Net increased $0.4 million compared to the same period in 2007, reflecting higher overall debt outstanding.

Also in the second quarter, the Unitil Corporation Board of Directors declared the regular quarterly dividend on the Company’s common stock of $0.345 per share. This quarterly dividend results in a current effective annual dividend rate of $1.38 per share representing an unbroken record of quarterly dividend payments since trading began in Unitil’s common stock.

About Unitil

Unitil is a public utility holding company with subsidiaries providing electric service in New Hampshire and electric and gas service in Massachusetts and energy services throughout the Northeast. Its subsidiaries include Unitil Energy Systems, Inc., Fitchburg Gas and Electric Light Company, Unitil Power Corp., Unitil Realty Corp., Unitil Service Corp. and its non-regulated business segment Unitil Resources, Inc. Usource L.L.C. is a subsidiary of Unitil Resources, Inc. Usource™ is a registered trademark of Unitil Resources, Inc.

On February 15, 2008, Unitil entered into a Stock Purchase Agreement (Agreement) with NiSource Inc. (NiSource) and Bay Sate Gas Company (Bay State, which is a wholly owned utility subsidiary of NiSource), to acquire all of the outstanding stock of Northern Utilities, Inc. (Northern), and Granite State Gas Transmission, Inc. (Granite) for $160 million plus a net working capital adjustment. Northern’s principal business is the retail distribution of natural gas to approximately 53,000 customers located in 44 coastal New Hampshire and southern Maine communities. Portions of Northern’s natural gas service territory are contiguous and overlapping with Unitil’s electric distribution service territory in New Hampshire. Granite’s principal business is a natural gas transmission company, principally engaged in the business of providing natural gas transportation services to Northern for its access to natural gas pipeline supplies.

This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. All statements, other than statements of historical fact, are forward-looking statements. Certain factors that could cause the actual results to differ materially from those projected in these forward-looking statements include, but are not limited to the following: variations in weather; changes in the regulatory environment; customers’ preferences on energy sources; general economic conditions; increased competition; fluctuations in supply, demand, transmission capacity and prices for energy commodities; and other uncertainties, all of which are difficult to predict, and many of which are beyond the control of Unitil Corporation.

For more information, visit Unitil at www.unitil.com or call Mark Collin at 603-773-6612.